1933 Act File No. 333-286796
As filed with the Securities and Exchange Commission on September 18, 2025
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 [X]
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK FUNDS II
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
(800) 225-5291
CHRISTOPHER SECHLER, ESQ.
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(NAME AND ADDRESS OF AGENT FOR SERVICE)
COPIES OF COMMUNICATIONS TO:
MARK P. GOSHKO, ESQ.
K&L GATES LLP
ONE CONGRESS STREET, SUITE 2900
BOSTON, MASSACHUSETTS 02114
This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.
Title of securities being registered: Shares of beneficial interest of the Registrant.
No filing fee is due because Registrant is relying on section 24(f) of the Investment Company Act of 1940, as amended.

JOHN HANCOCK FUNDS II (“REGISTRANT”)
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on May 29, 2025, SEC accession number 0001193125-25-130550.
Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on May 29, 2025, SEC accession number 0001193125-25-130550.
Part C — Other Information
Signature Page
Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s definitive Registration Statement on Form N-14, filed on May 29, 2025: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (iii) the consent of counsel with respect to the filing of such tax opinion.

Part C
Other Information
Item 15. Indemnification
No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds II (the “Registrant”) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (File Nos. 333-126293 and 811-21779) as filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2025 (accession number 0001193125-25-092934), which information is incorporated herein by reference.
Item 16. Exhibits
1(a)
Amended and Restated Declaration of Trust dated January 22, 2016, as amended – previously filed as exhibit (a) to post-effective amendment no. 168 filed on April 27, 2016, accession number 0001133228-16-009273.

1(a)(1)
Amendment dated May 18, 2017 to the Amended and Restated Agreement and Declaration of Trust dated January 22,
2016, as amended – previously filed as exhibit (a)(2) to post-effective amendment no. 200 filed on December 28, 2017, accession number 0001133228-17-007021.

1(a)(2)
Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016 –
previously filed as exhibit (a)(1) to post-effective amendment no. 214 filed on April 24, 2019, accession number
0001133228-19-002392.

1(a)(3)
Amendment dated September 9, 2022 to the Amended and Restated Declaration of Trust dated January 22, 2016 –
previously filed as exhibit (a)(3) to post-effective amendment no. 246 filed on December 23, 2022, accession number
0001133228-22-007869.

2(a)	By-laws of the Registrant dated June 28, 2005 – previously filed as exhibit 99.23(b) to initial registration statement on Form N-1A filed on June 30, 2005, accession number 0000950135-05-003640.
2(a)(1)
Amendment dated December 13, 2006 to By-laws of the Registrant dated June 28, 2005 – previously filed as exhibit (b)(2)
to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.

2(a)(2)
Amendment dated March 10, 2016 to the By-laws of the Registrant dated June 28, 2005, as amended – previously filed as exhibit (b)(3) to post-effective amendment no. 165 filed on March 28, 2016, accession number
0001133228-16-008538.

3	Not applicable.
4	Agreement and Plan of Reorganization dated August 22, 2025. – FILED HEREWITH.
5	See Exhibits 1 and 2.
6(a)
Amended and Restated Advisory Agreement dated June 30, 2020, between John Hancock Funds II (the “Registrant”) and
John Hancock Investment Management LLC[1] – previously filed as exhibit (d)(1) to post-effective amendment no. 234 filed on November 19, 2020, accession number 0001133228-20-007379.

6(a)(1)
Amendment dated November 29, 2023 to Amended and Restated Advisory Agreement dated June 30, 2020 between the
Registrant and John Hancock Investment Management LLC, in relation to Small Cap Dynamic Growth Fund - previously filed as exhibit (d)(8) to post-effective amendment no. 249 filed on December 21, 2023, accession number
0001193125-23-300789.

6(b)
Subadvisory Agreement dated November 28, 2023 between John Hancock Investment Management LLC and Axiom
Investors LLC, in relation to Small Cap Dynamic Growth Fund - previously filed as exhibit (d)(37) to post-effective amendment no. 249 filed on December 21, 2023, accession number 0001193125-23-300789.

7
Amended and Restated Distribution Agreement dated June 30, 2020 between Registrant and John Hancock Investment
Management Distributors LLC[2] - previously filed as exhibit (e) to post-effective amendment no. 234 filed on November 19,
2020, accession number 0001133228-20-007379.

8	Not Applicable.
9(a)
Master Custodian Agreement dated September 26, 2008 between John Hancock Funds II and State Street Bank and Trust
Company – previously filed as exhibit (g) to post-effective amendment no. 22 filed on December 24, 2008, accession number 0000950135-08-008571.

9(a)(1)
Amendment dated December 14, 2020 to Master Custodian Agreement dated September 26, 2008 between John
Hancock Funds II and State Street Bank and Trust Company –– previously filed as exhibit (g)(1) to post-effective amendment no. 242 filed on November 19, 2021, accession number 0001133228-21-005730.

10(a)
Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares ––
previously filed as exhibit (m)(2) to post-effective amendment no. 235 filed on November 20, 2020, accession number
0001133228-20-007397.

10(a)(1)
Amendment to Plan of Distribution pursuant to Rule 12b-1 dated June 1, 2021 relating to Class A Shares – previously filed as exhibit (m)(2)(A) to post-effective amendment no. 240 filed on June 1, 2021, accession number
0001133228-21-003222.

10(b)
Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares ––
previously filed as exhibit (m)(3) to post-effective amendment no. 235 filed on November 20, 2020, accession number
0001133228-20-007397.

10(c)
Amended and Restated Multiple Class Plan dated October 23, 2020, pursuant to Rule 18f-3 – previously filed as exhibit (n)
to post-effective amendment no. 234 filed on November 19, 2020, accession number 0001133228-20-007379.

11
Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on April 28, 2025, accession number
0001193125-25-099905.

12	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH.
12(a)	Consent of K&L Gates LLP. – FILED HEREWITH.
13(a)
Amended and Restated Transfer Agency and Service Agreement for John Hancock Funds dated July 1, 2013 – previously filed as exhibit (h)(1) to post-effective amendment no. 113 filed on December 19, 2013, accession number
0001133228-13-005052.

13(a)(1)
Amendment dated June 28, 2021 to the Amended and Restated Transfer Agency and Service Agreement for John Hancock
Funds dated July 1, 2013 – previously filed as exhibit (h)(1)(A) to post-effective amendment no. 242 filed on November 19,
2021, accession number 0001133228-21-005730.

13(a)(2)
Amendment dated December 12, 2024 to the Amended and Restated Transfer Agency and Service Agreement for John
Hancock Funds dated July 1, 2013 – previously filed as exhibit (h)(1)(B) to post-effective amendment no. 252 filed on
December 20, 2024, accession number 0001193125-24-282724.

13(b)
Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and the Adviser – previously filed as exhibit (h)(5) to post-effective amendment no. 242 filed on November 19, 2021, accession number
0001133228-21-005730.

13(c)
Agreement to Waive Advisory Fees and Reimburse Expenses dated June 27, 2024 between the Registrant and John
Hancock Investment Management LLC –– previously filed as exhibit (h)(9) to post-effective amendment no. 253 filed on
November 22, 2024, accession number 0001193125-24-264020.

13(d)
Service Agreement dated June 30, 2020 among the Registrant, the Adviser, and the Registrant’s Chief Compliance Officer
– previously filed as exhibit (h)(7) to post-effective amendment no. 235 filed on November 20, 2020, accession number
0001133228-20-007397.

14	Consent of PricewaterhouseCoopersLLP. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on April 28, 2025, accession number 0001193125-25-099905.
15	Not Applicable.
16	Power of Attorney. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on April 28, 2025, accession number 0001193125-25-099905.
17	Form of Proxy Card. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on April 28, 2025, accession number 0001193125-25-099905.
1
Prior to June 28, 2019, John Hancock Investment Management LLC was known as John Hancock Advisers, LLC.
2
Prior to June 28, 2019, John Hancock Investment Management Distributors LLC was known as John Hancock Funds, LLC (formerly known as John Hancock Broker Distribution Services, Inc.).

Item 17. Undertakings
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 18th day of September, 2025.
JOHN HANCOCK FUNDS II
By:	/s/ Kristie M. Feinberg
Name: Kristie M. Feinberg Title: President (Chief Executive Officer and Principal Executive Officer) and Trustee
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date
/s/ Kristie M. Feinberg	President (Chief Executive Officer and Principal Executive Officer) and Trustee	September 18, 2025
Kristie M. Feinberg
/s/ Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 18, 2025
Fernando A. Silva
/s/ Andrew G. Arnott*	Trustee	September 18, 2025
Andrew G. Arnott
/s/ William K. Bacic*	Trustee	September 18, 2025
William K. Bacic
/s/ James R. Boyle*	Trustee	September 18, 2025
James R. Boyle
/s/ William H. Cunningham*	Trustee	September 18, 2025
William H. Cunningham
/s/ Noni L. Ellison*	Trustee	September 18, 2025
Noni L. Ellison
/s/ Grace K. Fey*	Trustee	September 18, 2025
Grace K. Fey
/s/ Dean C. Garfield*	Trustee	September 18, 2025
Dean C. Garfield
/s/ Deborah C. Jackson*	Trustee	September 18, 2025
Deborah C. Jackson
/s/ Hassell H. McClellan*	Trustee	September 18, 2025
Hassell H. McClellan
/s/ Frances G. Rathke*	Trustee	September 18, 2025
Frances G. Rathke
/s/ Thomas R. Wright*	Trustee	September 18, 2025
Thomas R. Wright
*
By: Power of Attorney.

By:	/s/ Thomas Dee
Thomas Dee Attorney-In-Fact
*
Pursuant to Power of Attorney previously filed with the Trust's registration statement on Form N-14 filed April 28, 2025.

Exhibit Index
4	Agreement and Plan of Reorganization.
12	Opinion of K&L Gates LLP on tax matters .
12(a)	Consent of K&L Gates LLP.